Exhibit 10.33

AMENDMENT TO THE
BIOMIMETIC THERAPEUTICS, INC.
2005 EMPLOYEE STOCK PURCHASE PLAN

Pursuant to Resolutions dated November 17, 2006, the Board of Director of BioMimetic Therapeutics, Inc. adopted this Amendment to the BioMimetic Therapeutics, Inc. 2005 Employee Stock Purchase Plan (the ‘‘Plan’’). The plan is hereby amended as follows:

1.	Section 2.8 of the Plan is hereby deleted in its entirety and replaced with the following:

‘‘2.8 ‘‘Employee’’ means any individual who is an employee of the Company as the term is used in Treasury Regulation Section 1.423-2(e) and described in Treasury Regulation Section 1.421-1(h); provided, however, employees who have been employed less than six months, employees whose customary employment with the Company is twenty (20) hours or less per week, and employees whose customary employment with the Company is for not more than five (5) months in any calendar year shall not be deemed Employees for the purposes of this Plan. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.’’

2.	Section 2.13 of the Plan deleted in its entirety and replaced with the following:

2.13 ‘‘Offering Periods’’ means the following periods in 2006:

	First Day	Last Day
(1)	July 1, 2006	September 30, 2006
(2)	October 1, 2006	December 31, 2006

Each subsequent year shall include four Offering Periods, which shall be as follows:

	First Day	Last Day
(1)	January 1	March 31
(2)	April 1	June 30
(3)	July 1	September 30
(4)	October 1	December 31

The duration and timing of Offering Periods may be changed pursuant to Section 4 of this Plan.’’

3.	Except as set forth in this Amendment, all the other terms and conditions of the Plan remain unchanged.